Item 77H - Deutsche CROCI(r) U.S. Fund (a series of Deutsche Investment
Trust) (the "Registrant")
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of November 16, 2016.
As of November 16, 2016:
Series
Name of Person
Ownership
as % of
Series
Deutsche
CROCI(r)
U.S. Fund
DIMA INC
ATTN NANCY
TANZIL &
RHEEZA RAMOS
CONTROLLING
60 WALL STREET
33RD FLOOR
MAILSTOP NYC60-
2255
NEW YORK NY
10005-2836
75.57%

As of February 23, 2017:
No investor beneficially owned 25% or more of Deutsche CROCI (r) U.S. Fund shares as of
February 23, 2017.